TRADING PLAN
(SEC Rule 10b5-1)

This Trading Plan is entered into as of December 18, 2020 (the “Signing Date”) between Steel Excel Inc. (“Client”) and Cantor Fitzgerald & Co. (“Broker”).

WHEREAS, Client wishes to establish this Trading Plan to SELL shares of Common Stock, par value $0.01 per share (“Shares”), of Aviat Networks, Inc. (“Issuer”) from an account or accounts registered in the name of Client (the “Account”) maintained with Broker, in accordance with the requirements of SEC Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

NOW, THEREFORE, Client and Broker agree as follows:

1.                 Trade Instructions. Client hereby instructs Broker to effect sales of Shares from the Account in accordance with the attached Appendix A (“Appendix A”), which is hereby incorporated by reference into this Trading Plan. If Client specifies a date for trading which is a weekend or holiday, the trade shall not take place until after the opening of regular market trading hours on the next trading date. All sales of Shares under this Trading Plan shall be made in accordance with this Trading Plan, any applicable securities laws and regulations, and the rules, policies and procedures of the markets where the transactions are placed, and neither Broker nor any person executing transactions pursuant to this Trading Plan on its behalf shall deviate from this Trading Plan. Without limiting the foregoing, the Client acknowledges and agrees that it may not attempt to exercise any subsequent influence over how, when or whether to effect sales of the Shares pursuant to the terms of this Agreement.

2.                 Term. This Trading Plan shall become effective on January 18, 2021 (the “Trading Plan Effective Date”) and shall terminate on the earlier of:

(a)             such time that the trading window during which insiders of the Issuer are permitted to transact in securities of the Issuer has opened following public release of financial results for the Issuer’s current second fiscal quarter of 2020 in accordance with the Issuer’s insider trading policies and after consultation with the Issuer’s Chief Compliance Officer or other representative of the Issuer that the window has opened;

(b)            execution of all of the trades or expiration of all of the orders relating to such trades as specified in Appendix A;

(c)             the date Broker receives notice of (i) the liquidation, dissolution, bankruptcy, receivership or insolvency of Client, (ii) the institution of proceedings for Client’s liquidation, dissolution, bankruptcy, receivership or insolvency, (iii) any assignment for the benefit of Client’s creditors, (iv) any levy against, seizure, assignment or sale of any substantial part of Client’s property by or for any creditor or governmental agency, or (v) any similar event, act or omission, taken by or against Client;

(d)            termination of this Trading Plan in accordance with Section 7(b); or

(e)             the date on which Client, in its sole discretion, notifies Broker in writing that this Trading Plan shall terminate;

(f)              notwithstanding anything herein to the contrary, this Agreement shall terminate if, at any time, any trade contemplated hereunder shall result in a violation of the applicable securities laws.

3.                 Representations and Warranties of Client. Client represents and warrants that as of the date of this Trading Plan:

(a)             Client is not aware of any material nonpublic information concerning Issuer or any of its securities (including the Shares) and is entering into this Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act.

(b)            The Signing Date occurs within an “open window” period under Issuer’s insider trading policies.

(c)             Client is not currently prohibited from selling Shares in accordance with Issuer’s insider trading policies.

(d)            There are no legal, regulatory, contractual or other restrictions applicable to the trades contemplated under this Trading Plan that would interfere with Broker’s ability to execute trades and effect clearance and settlement of such trades on behalf of Client, except that Client may currently be deemed to be an “affiliate” for purposes of Rule 144 of the Securities Act of 1933 and any trades made on behalf of Client will be made in compliance with Rule 144 (collectively, “Client Trading Restrictions”).

(e)             This Trading Plan has been approved by Issuer’s Compliance Officer.

(f)              All necessary corporate action on the part of Client has been taken to authorize the entering into of this Agreement and this Agreement constitutes a valid and binding obligation of Client enforceable against it in accordance with its terms.

4.                 Representations and Warranties of Broker. Broker represents and warrants that as of the date of this Trading Plan it has implemented reasonable policies and procedures, taking into consideration the nature of Broker’s business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of material nonpublic information. These policies and procedures include those that restrict any purchase or sale, or cause any purchase or sale, of any security as to which Broker has material nonpublic information, as well as those that prevent such individuals from becoming aware of or in possession of such material nonpublic information.

5.                 Intent to Comply with Rule 10b5-1(c). It is Client’s intent that this Trading Plan comply with the requirements of Rule 10b5-1(c) of the Exchange Act, and this Trading Plan shall be interpreted to comply with such requirements. Client and Broker agree not to take any action that would cause any sale of Shares in the open market not to comply with Rule 10b5-1. If, and to the extent that, any of the terms of this Trading Plan conflict with the requirements of Rule 10b5-1, the requirements of Rule 10b5-1 shall control.

6.                  Section 13 or Section 16 Filings; Rule 144. Client acknowledges and agrees that Client is responsible for making all filings, if any, required under Section 13 or Section 16 of the Exchange Act (and the rules and regulations thereunder) with respect to trades pursuant to this Trading Plan. Broker will provide Client, at the end of each day on which Shares are sold by Broker under this Trading Plan, with all relevant information regarding such sales as may be necessary to enable Client to comply with its reporting and other obligations under applicable securities laws, including the number of Shares sold in each trade and the price(s) received. Broker acknowledges and agrees to effect all sales of Shares in accordance with the manner of sale requirements of Rule 144 under the Securities Act of 1933, and in no event shall Broker effect any such sale if such sale would exceed the then applicable volume limitation under Rule 144, assuming that (a) sales effected by Broker for Client under this Trading Plan and (b) sales of 10,244 Shares on December 9, 2020, 14,000 Shares on December 10, 2020, 27,159 Shares on December 14, 2020, 24,128 Shares on December 15, 2020, 35,100 Shares on December 16, 2020, 464 Shares on December 17, 2020 and 5,400 Shares on December 18, 2020 effected by Client are the only sales subject to that limitation. Client agrees not to take, and agrees to cause any person or entity with which it would be required to aggregate sales of securities of Issuer pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the sale of Shares under this Trading Plan not to comply with Rule 144.

7.                 Market Disruptions and Trading Restrictions.

(a)             Client understands that Broker may not be able to effect a trade, in whole or in part, due to a market disruption or a legal, regulatory, or contractual restriction applicable to Broker or any other event or circumstance. Client also understands that Broker may be unable to effect a trade consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Shares to reach and sustain a limit order price or other market factors in effect on the trade date specified in Appendix A. As soon as reasonably practicable after the cessation or termination of any such market disruption, restriction, event or circumstance, Broker shall resume effecting trades in accordance with the express provisions of this Trading Plan which are then applicable. Trades that are not executed as the result of any such market disruption, restriction, event, or circumstance shall not be deemed to be a part of this Trading Plan.

(b)            If Issuer enters into a transaction or any other event occurs that results, in Client’s good faith determination or in the sole discretion of the Board of Directors of Issuer, in the imposition of any Client Trading Restrictions, such as an affiliate lock-up required in connection with a securities issuance transaction or other similar events, Client shall promptly, but in no event later than three (3) days prior to the date of the remaining trade(s) specified in Appendix A, provide Broker notice of such restrictions. With respect to any Client Trading Restrictions for which Client has given Broker notice, Broker shall stop effecting trades under this Trading Plan, and this Trading Plan shall thereupon terminate. In such case, Client and Broker shall cooperate to establish a new trading plan in accordance with the requirements of Rule 10b5-1(c) of the Exchange Act.

8.                 Hedging Transactions and Short Sales. While this Trading Plan is in effect, Client agrees not to (a) enter into or alter any corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible into or exchangeable for Shares, or any option or other right to purchase or sell Shares or such convertible or exchangeable securities) or (b) enter into any short sale (including a short sale “against the box”) with respect to Issuer securities.

9.                 Entire Trading Plan. This Trading Plan constitutes the entire trading plan between Client and Broker and supersedes and replaces any prior instructions under Rule 10b5-1 of the Exchange Act from Client to Broker with respect to the sale of Shares from the Account. Until this Trading Plan has been terminated, Client shall not enter into any agreement with, give any instructions to, or adopt a plan for trading with, another financial institution with respect to the purchase or sale of the Shares for the purpose of establishing a trading plan that complies with Rule 10b5-1.

10.            Notices and Other Communications. Any notices required or permitted to be given by Client under this Trading Plan shall be provided in writing by electronic mail and confirmed by telephone (Attn: Scott Gutmanstein (Tel: 212-915-1074) and CantorContractManagement-NY@cantor.com with a copy to: 10bPlans@cantor.com). With respect to any Client Trading Restrictions, Client shall provide Broker notice of the anticipated duration of such restrictions, but shall not provide Broker information about the nature of such restrictions or any other information about such restrictions. Further, in no event shall Client, at any time while this Trading Plan is in effect, communicate any material nonpublic information concerning Issuer or its securities (including the Shares) to Broker. Further, Client shall not at any time attempt to exercise any influence over how, when or whether to effect trades under this Trading Plan.

11.            Governing Law. This Trading Plan shall be governed by, and construed in accordance with the laws of, the state of New York, as applied to agreements made and wholly performed in the state of New York.

12.            Amendments and Termination. This Trading Plan (including Appendix A) may only be terminated pursuant to Sections 2(d) and (e) above or amended pursuant to this Section 12, in either case, in writing by Client and acknowledged by Broker; provided, however, that any such amendment or termination shall only be permitted if, at the time of such amendment or termination, (a) Client was not aware of any material nonpublic information concerning Issuer or any of its securities (including the Shares), and (b) such amendment or termination was made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act. If this Trading Plan is terminated pursuant to Section 2(e) and a new trading plan with respect to the sale of Shares is entered into with Broker or any other person, such new trading plan shall not take effect until at least thirty (30) days after the termination. Similarly, any amendment made pursuant to this Section 12 must be approved by Issuer’s Compliance Officer and shall not take effect until at least thirty (30) days after the amendment is adopted. During the thirty (30) day period between the adoption date of the amendment and the effective date of the amendment, the unmodified Trading Plan will remain in effect. Client acknowledges and understands that any amendment to this Trading Plan shall be deemed to constitute the creation of a new trading plan. Accordingly, Client shall be required to restate and reaffirm, as of the date of such amendment, each of the representations and warranties contained in Section 3 of this Trading Plan.

13.            Counterparts. This Trading Plan may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

14.            Indemnification; Limitation of Liability.

(a)             Indemnification.

(i)               Client agrees to indemnify and hold harmless Broker and its members, officers, principals and employees from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to Broker’s actions taken or not taken in compliance with this Trading Plan (excluding actions taken or not taken that constitute gross negligence or willful misconduct of Broker), arising out of or attributable to any breach by Client of this Trading Plan (including Client’s representations and warranties hereunder), or any violation by Client of applicable laws or regulations. This indemnification shall survive termination of this Trading Plan.

(ii)            Broker agrees to indemnify and hold harmless Client from and against third party claims arising out of the gross negligence or willful misconduct of Broker in connection with this Trading Plan.

(b)            Limitation of Liability.

(i)               Notwithstanding any other provision hereof, Broker shall not be liable to Client, and Client shall not be liable to Broker for:

(A)           special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or

(B)           any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including, but not limited to, failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

(ii)            Notwithstanding any other provision hereof, Broker shall not be liable to Client for:

(A)           the exercise of discretionary authority or discretionary control under this Trading Plan, if any, or

(B)           any failure to effect a sale as required by this Trading Plan except for failures to effect sales as a result of the gross negligence or willful misconduct of Broker.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Trading Plan as of the Signing Date.

Steel Excel Inc.

By:	/s/ Douglas Woodworth
Name:	Douglas Woodworth
Title:	Treasurer

Accepted by:

Cantor Fitzgerald & Co.

By:	/s/ Pascal Bandelier
Name:	Pascal Bandelier
Title:	Global Head of Equities

[Signature page Sales Trading Plan dated December 18, 2020]

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